UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 25, 2018

Central Pacific Financial Corp.

(Exact name of registrant as specified in its charter)

Hawaii	001-31567	99-0212597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 South King Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

(808) 544-0500 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers Submission of Matters to a Vote of Security Holders.

On September 25, 2018, the Boards of Directors of Central Pacific Financial Corp. (the “Company”) and Central Pacific Bank (the “Bank”) approved the following changes to the Company’s and Bank’s respective executive management teams.  Effective October 1, 2018 (the “Effective Date”), and on the recommendation of Ms. A. Catherine Ngo, Mr. Paul Yonamine, a current outside director of the Company and the Bank, will assume the position of Chief Executive Officer and Chairman of the Company and Executive Chairman of the Bank.  Ms. Ngo will continue to serve as a director of the Company and the Bank and will continue to serve as President of the Company and as President and Chief Executive Officer of the Bank.

Mr. Yonamine, age 61, joined the Boards of Directors of the Company and the Bank in June, 2017.  He currently serves as Executive Chairman of GCA Corporation, the largest independent M&A firm in Japan, a position he assumed on July 1, 2017 and which he intends to conclude by September 30, 2018, after which and commencing October 1, 2018, he will be Non-Executive Chairman of GCA Corporation, Japan.  Between April 2017 and June 2017 he was executive advisor and director of IBM Japan, Ltd.  Prior to that he was Country General Manager and President of IBM Japan, Ltd. from January 2015 through March 2017, and also served as Executive Vice President from January 2013 to December 2014, and as Senior Managing Director in charge of Sales and Distribution from May 2010 to December 2012.  Mr. Yonamine also previously served as President and CEO of Hitachi Consulting Co., Ltd., where he founded the first consulting and solutions business for Hitachi Ltd. He was a senior advisor to the Mayor of the City & County of Honolulu from 2004 to 2006.  Mr. Yonamine’s prior experience includes serving as Executive Vice President and Chairman of Asia Pacific, BearingPoint, President of KPMG Consulting in Japan, and Managing Partner of KPMG, LLC — Hawaii Operations.  A graduate of the University of San Francisco with a degree in accounting and a CPA designation, Mr. Yonamine also serves as Chairman of the Board of Councilors of the U.S. Japan Council, and member of the Young Presidents’ Organization.

In connection with his appointment as Chief Executive Officer of the Company, the Compensation Committee of the Company’s Board of Directors has approved the following compensation package for Mr. Yonamine which is set forth in his employment offer letter, dated September 25, 2018, attached hereto as Exhibit 10.1 and incorporated herein by reference.  Mr. Yonamine is entitled to an annual salary of $562,500 and will be eligible to participate in the Company’s standard employee benefit plans.  Mr. Yonamine will participate in the Company’s annual cash incentive plan with a target opportunity of 75% of annual base salary and payout based on achievement of corporate goals and individual performance.  In addition, Mr. Yonamine will be eligible to participate in the Company’s annual long term stock incentive plan with a target opportunity of 80% of annual base salary with vesting based on achievements of a mix of pre-determined corporate goals and time.  Furthermore, and subject to approval of the Company’s compensation committee, Mr. Yonamine will be entitled to receive a one-time grant of Company stock on February 15, 2019 in the form of a restricted stock units (RSU’s) valued at $1,000,000, with such RSU’s vesting over three years, with 1/3rd vesting over time and 2/3rd vesting with a mix of predetermined corporate goals.  Following his appointment as Chief Executive Officer, Mr. Yonamine will no longer receive compensation in his capacity as a director of the Company and the Bank.

The Bank currently has, and may in the future continue to have, ordinary course loan and deposit relationships with Mr. Yonamine and companies with which he and his related parties have a respective interest, which will be in the ordinary course of the Bank’s business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and deposits with persons unrelated to the Bank, and will not involve more than the normal risk of collectibility or present other unfavorable features.

Item 9.01                                           Financial Statements and Exhibits

Exhibit 10.1                              Employment Offer Letter between Central Pacific Bank and Paul Yonamine, dated September 25, 2018.

EXHIBIT INDEX

Exhibit 10.1	Employment Offer Letter between Central Pacific Bank and Paul Yonamine, dated September 25, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp.
(Registrant)

Date: September 25, 2018	By:	/s/ Glenn K. C. Ching
Glenn K.C. Ching
Executive Vice President, Chief Legal Officer and Corporate Secretary